As filed with the Securities and Exchange Commission on July 17, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PHREESIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	20-2275479
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

432 Park Avenue South, 12th Floor

New York, NY 10016

(888) 654-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chaim Indig

Chief Executive Officer

432 Park Avenue South, 12th Floor

New York, NY 10016

(888) 654-7473

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Egan, Esq. Edwin M. O’Connor, Esq. Andrew R. Pusar, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Charles Kallenbach, Esq. Phreesia, Inc. 432 Park Avenue South, 12th Floor New York, NY 10016 (888) 654-7473	John Chory, Esq. Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-232264

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, $0.01 par value per share	1,697,048	$18.00	$30,546,864	$3,702.28

(1)

Represents only the additional number of shares being registered and includes 221,354 shares of common stock issuable upon the exercise upon exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-232264).

(2)	Based on the public offering price.
(3)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $152,734,375 on a registration statement on Form S-1 (File No. 333-232264), which was declared effective by the Securities and Exchange Commission on July 17, 2019. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $30,546,864 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

Explanatory note and incorporation by reference

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of additional shares of common stock, par value $0.01 per share, of Phreesia, Inc. (the “registrant”). The contents of the earlier registration statement on Form S-1 (File No. 333-232264) (the “Prior Registration Statement”) filed by the registrant with the Securities and Exchange Commission (“the Commission”), pursuant to the Securities Act, which was declared effective by the Commission on July 17, 2019, are incorporated by reference into this registration statement. The additional shares of common stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

Exhibit index

Exhibit number	Description

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed on the signature page to the registrant’s Prior Registration Statement, incorporated by reference herein.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 17th day of July, 2019.

PHREESIA, INC.

By:	/s/ Chaim Indig
Name:	Chaim Indig
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Chaim Indig Chaim Indig	Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2019

	/s/ Thomas Altier Thomas Altier	Chief Financial Officer (Principal Financial and Accounting Officer)	July 17, 2019

	* Michael Weintraub	Chairman and Director	July 17, 2019

	* Edward Cahill	Director	July 17, 2019

	* Victor Kats	Director	July 17, 2019

	* Mark Smith, M.D.	Director	July 17, 2019

	* Cheryl Pegus, M.D., M.P.H.	Director	July 17, 2019

	* Gillian Munson	Director	July 17, 2019

*By	/s/ Chaim Indig
Chaim Indig Attorney-in-Fact